EXHIBIT 12

                                     American Home Products Corporation
                              Computation of Ratio of Earnings To Fixed Charges
                                (Thousands of dollars, except ratio amounts)


                                                                   Years Ended December 31,
Earnings:                                             1998              1997             1996               1995            1994 (1)
Income from continuing operations
  before federal and foreign taxes              $3,585,460        $2,814,707        $2,755,460        $2,438,698      $2,029,760

Add:
Fixed charges                                      376,253           518,661           605,011           705,047         155,187

Minority interests                                   2,177               721            18,084               717         (12,570)

Distributed equity income                              920                 0                 0                 0               0

Amortization of capitalized interest                 1,487             1,057             5,621               768             497

Less:
Equity income/(loss)                                   522            10,840            10,431             8,129          (1,691)

Capitalized interest                                 9,497            12,898                 0             7,681           9,792

  Total earnings as defined                     $3,956,278        $3,311,408        $3,373,745        $3,129,420      $2,164,773

Fixed Charges:

Interest and amortization of debt expense       $  322,970        $  461,370        $  571,414        $  665,021      $  116,661

Capitalized interest                                 9,497            12,898                 0             7,681           9,792

Interest factor of rental expense (2)               43,786            44,393            33,597            32,345          28,734

  Total fixed charges as defined                $  376,253        $  518,661        $  605,011        $  705,047      $  155,187

Ratio of earnings to fixed charges                    10.5               6.4               5.6               4.4            13.9


(1) - The 1994 results include one month of results of American Cyanamid Company which was acquired by American Home Products Corporation effective December 1, 1994. Assuming the acquisition took place January 1, 1994, the pro forma ratio of earnings to fixed charges would be 2.9 for the year ended December 31, 1994.

(2) - A 1/3 factor was utilized to compute the portion of rental expenses deemed representative of the interest factor.